Exhibit 99.1

Financial Report

January - March 2013

Sales:	$2,135 million
EPS:	$1.29
Cash Flow:	$141 million

(Stockholm, April 26, 2013) – For the three-month period ended March 31, 2013, Autoliv, Inc. (NYSE: ALV and SSE: ALIV.Sdb) – the worldwide leader in automotive safety systems – reported an operating margin, excluding costs for capacity alignments and antitrust investigations, of 8.8%, beating our guidance of “around 8%”. On the same basis, operating income amounted to $187 million.

Consolidated sales declined by 2% to $2,135 million and organic sales by slightly less than 1%. The organic sales decline was more than 3 percentage points (pp) better than our guidance of a 4% decline. Operating income amounted to $182 million with an operating margin of 8.5%, including costs for the antitrust investigations and capacity alignments totaling almost $5 million. Income before taxes amounted to $170 million, net income to $125 million and earnings per share assuming dilution to $1.29.

For the second quarter Autoliv’s consolidated and organic sales are expected to grow by around 3%, compared to the same quarter of 2012, with an expected operating margin around 8.5% excluding costs for capacity alignments and antitrust investigations. The indication for the full year 2013 is for an organic sales growth in the range of 2% to 4%, a slight upward revision of the previous indication of 1% to 3%. The indication for an operating margin of around 9%, excluding costs for capacity alignments and antitrust investigations, remains unchanged.

Comments from Jan Carlson, President and CEO

“I am very pleased with Autoliv’s performance in the first quarter, both sales and margins were higher than we expected at the beginning of the year. A good model mix and higher sales in China were the primary areas of strength, but smaller sales declines than expected in Europe and South Korea also contributed. It is especially rewarding to see that our long-term investments in China continue to pay off as evidenced by our quarterly growth of 24% in China, outperforming the Chinese light vehicle production (LVP) by more than 10 pp.

We continued to execute on our cost control strategies by streamlining manufacturing, consolidating our supplier base, increasing the level of components sourced in low-cost countries and implementing productivity improvement programs. We are also actively pursuing our capacity alignment program, as we do not see any signs of improvements in Western European LVP. In this environment we also continue to focus on our strategy of growing the company, especially in China and the area of active safety products while continuing our focus on quality and innovation.”

An earnings conference call will be held at 2:30 p.m. (CET) today, April 26. To follow the webcast or to obtain the pin code and phone number, please access www.autoliv.com. The conference slides will be available on our web site as soon as possible following the publication of this earnings report.

Q1 – Report 2013

Market Overview

During the quarter January-March 2013, global LVP is estimated by IHS to have declined by 1% compared to the same quarter of 2012. This was 2 pp better than IHS’s expectations in January.

In Europe, where Autoliv generates more than 30% of its sales, LVP is estimated to have decreased by 8%. In Western Europe, the decrease was 12% while LVP in Eastern Europe was flat, which was 2 and 3 pp better respectively than IHS’s expectations in January.

In the Americas, which accounts for approx. 35% of Autoliv’s sales, LVP increased by 2%. In North America the increase was 1% and in South America 8%, which was 2 pp and 3 pp respectively more than IHS expected in January. Ford, GM and Chrysler increased their North American LVP by 1%, while North American LVP for Asian and European vehicle manufacturers was flat.

In China, which accounts for almost 15% of Autoliv’s sales, LVP grew by 12%, which was 3 pp more than expected.

In Japan, which accounts for almost 10% of Autoliv’s sales, LVP declined by 16% as IHS expected.

In the Rest of Asia (RoA), which accounts for approx. 10% of Autoliv’s sales, LVP grew by 5%, despite a 5% decline in the important South Korean market. This decline was offset by a 42% increase in Thailand, where LVP was hampered in the first quarter 2012 by the effects of the December 2011 flooding.

Consolidated Sales

Compared to the first quarter of 2012, consolidated sales decreased by 2% to $2,135 million, partly due to negative currency effects and a small divestiture. Excluding divestitures and currency exchange effects, the organic sales decline was slightly less than 1% (non-U.S. GAAP measure, see enclosed reconciliation table). This compares favorably with the expected decrease at the beginning of the quarter of 4%. The improvement reflects better than expected vehicle production in China and Europe, as well as better sales of high content vehicles, particularly in China.

Autoliv’s strong performance also reflects the Company’s success with such customers as Ford, the Chinese vehicle manufacturers, Fiat and Daimler. Sales with Chinese vehicle manufacturers grew organically by 45%, thereby offsetting much of the negative impacts resulting from customers in Western Europe.

Sales by Product

Sales of airbag products (including steering wheels and passive safety electronics) decreased by nearly 3% to $1,383 million. Excluding negative currency effects, airbag sales declined organically by slightly less than 2% due to the LVP-declines in Western Europe of 12% and Japan of 16%. Sales were favorably affected by higher volumes of knee airbags, steering wheels and passive safety electronics, while lower sales of side curtain airbags had a negative effect, mainly resulting from the lower LVP in Japan and Western Europe as well as model shifts in Europe.

Sales of seatbelt products declined by nearly 3% to $689 million, partly due to a small divestiture in 2012 and negative currency effects. Excluding these effects, organic sales of seatbelts declined by 1% primarily due to the LVP-drop in Western Europe. In Europe seatbelt sales were also negatively impacted by model shifts. Seatbelt sales also declined in Japan, but this was more than offset by strong seatbelt sales in China and the Americas.

Sales of active safety products (automotive radars, vision and night vision systems and cameras with driver assist systems) continued to grow rapidly and rose by 33%. This was mainly due to new radar business with Mercedes who is rolling out collision prevention assist across most of its platforms. In addition, sales of radar systems for Cadillac’s SRX, Chevrolet’s Traverse, Buick’s Verano and Enclave and GMC’s Acadia also grew rapidly.

Sales by Region

Consolidated sales from Autoliv’s European companies declined by 9 % to $686 million. Favorable currency effects of 1% were offset by a similar negative effect from a divestiture. As a result, organic sales also declined by 9%, while LVP dropped by 12% in the important Western European market where vehicles tend to have higher safety content than in Eastern Europe. This negative mix effect was partially offset by strong sales with the Land Rover’s Range Rover Evoque and Sport, as well as by the launch of Fiat’s new 500L.

Consolidated sales from Autoliv’s companies in the Americas increased by 3% to $756 million. In North America, organic sales increased by 3% compared to an LVP increase of 1%. The organic growth was mainly driven by sales to Ford with the recent launch of the Fusion and increase for the F-Series as well as from increased radar export sales for Mercedes due to their introduction of collision prevention assist. Autoliv’s outperformance by 2 pp of the North American LVP was driven by the Mercedes radar sales but was also due to the recent launches of Nissan’s Altima and Mitsubishi’s Outlander Sport.

Consolidated sales from Autoliv’s companies in China grew by close to 26% to $307 million, including positive currency effects of nearly 2 pp. The organic sales increase of slightly more than 24% was more than 10 pp higher than the LVP-growth in China and mainly reflects good mix with global car manufacturers with higher than average safety content, including the GM/Wuling HongGuang; Ford Focus; Audi A6; Volkswagen Lavida and Sagitar; and Hyundai Santa Fe. An organic sales increase of 45% for Autoliv with the domestic Chinese vehicle manufacturers, in particular Great Wall Motor’s Haval H6 and M4, also contributed to Autoliv’s strong performance in China.

Consolidated sales from Autoliv’s companies in Japan declined by 29% to $171 million, due to negative currency effects of 14% and an organic sales decline of 15% resulting from the 16% decline in Japanese LVP. Additionally, Japanese LVP in 2012 was boosted by an increase in the manufacturing to make up for lost production in the wake of the tsunami in 2011.

Consolidated sales from Autoliv’s companies in the Rest of Asia (RoA) grew by 4% to $215 million, including a positive currency effect of 2%. Organic growth of 2% was 3 pp less than the increase in LVP mainly due to a 5% LVP-decline in the South Korean market, while LVP grew the most in Thailand where the average safety content per car is less than in South Korea. This negative geographical mix was partially offset by strong sales to Mitsubishi’s Mirage, Isuzu’s D-max, and Chevrolet’s Colorado.

Q1 – Report 2013

Earnings

For the first quarter of 2013, gross profit amounted to $414 million and gross margin to 19.4% compared to $441 million and 20.2%, respectively, during the same quarter of 2012. These declines were mainly due to lower sales in Europe and Japan, inefficiencies in Europe, and negative transaction effects from currencies.

Operating income improved by $29 million to $182 million or 8.5% of sales from 7.0%. This improvement was due to a $59 million lower cost for capacity alignments and the antitrust investigations. Capacity alignment costs of about $3 million and antitrust investigations costs of about $1 million reduced operating margin by 0.3 pp in the first quarter of 2013, compared to 3.0 pp in the same quarter 2012. Therefore, operating margin excluding these costs was 8.8% for the quarter compared to our guidance at the beginning of the quarter of “around 8%” (non-U.S. GAAP measures, see enclosed reconciliation table). The better than expected outcome reflects the stronger than expected sales performance.

Income before taxes improved in line with operating income by $29 million to $170 million. Negative currency effects for cash and loans were offset primarily by lower interest expenses, net.

Net income attributable to controlling interest amounted to $124 million compared to $101 million in the first quarter of 2012. The effective tax rate was 26.5% compared to 28.1% in the same quarter of 2012, when discrete tax items increased the effective tax rate by 0.8 pp.

Earnings per share (EPS) assuming dilution improved by $0.22 to $1.29, mainly due to a 46 cent effect from lower costs for capacity alignments and antitrust investigations, partly offset by a 24 cent lower underlying operating profit. The weighted average number of shares outstanding, assuming dilution, increased by 2% to 95.8 million from 93.8 million during the same quarter in 2012. This had a negative EPS effect of 3 cents, which was offset by a 3 cent impact from lower effective tax rate.

Cash Flow and Balance Sheet

Cash flow from operations amounted to $141 million compared to $98 million in the same quarter of 2012.

Cash flow before financing (non-U.S. GAAP measures, see enclosed reconciliation table) amounted to $55 million compared to $19 million during the same quarter of 2012. Capital expenditures, net of $86 million were $16 million more than depreciation and amortization expense in the quarter and $8 million more than capital expenditures during the first quarter of 2012. Capital expenditures, net were 4.0% of sales compared to 3.6% in the first quarter of 2012.

Operating working capital (non-U.S. GAAP measure, see enclosed reconciliation table) increased to 7.7% of sales from 7.0% at the end of the previous quarter. The company has a policy that working capital in relation to last 12-month sales should not exceed 10%.

Account receivables increased in relation to sales to 73 days outstanding from 67 days at the end of the previous quarter and from 70 days on March 31, 2012. Day’s inventory outstanding decreased to 30 days from 31 days on December 31, 2012 but increased from 29 days on March 31, 2012.

The Company’s net cash position (non-U.S. GAAP measure, see enclosed reconciliation table) increased by $12 million during the quarter to $373 million on March 31, 2013. The quarterly dividend payment reduced net cash by $48 million. Gross interest-bearing debt was flat at $633 million.

During the quarter, total equity increased by $47 million to $3,823 million due to $125 million from net income, $2 million from pension liabilities and $4 million from common stock incentives. These increases were partially offset by a $48 million accrual for the declared dividend that will be paid in the second quarter and negative currency effects of $36 million. Total parent shareholders’ equity was $3,804 million corresponding to $39.79 per share.

Headcount

Compared to the end of the previous quarter, total headcount (permanent employees and temporary personnel) increased by 1,100 persons to 52,060 on March 31, 2013. Of these additions, close to 1,000 were in low cost countries.

Currently, 71% of total Autoliv headcount are direct workers in manufacturing, 69% of the headcount are in low cost countries and 18% are temporary personnel. A year ago, these ratios were 71%, 66% and 20%, respectively.

Launches in the 1st Quarter:

•	Citroën’s new C4 Picasso: Frontal airbags, steering wheel, safety electronics, active seatbelts with pre-pretensioners and seatbelts with pretensioners.

•	Kia’s all new Carens: Frontal airbags, inflatable curtains, side airbags and safety electronics.

•	Honda’s new Acura RLX: Driver airbag with steering wheel, side airbags and radar.

•	Chevrolet’s new Impala: Safety electronics and radar.

•	Skoda’s new Octavia: Seatbelts with pretensioners.

•	Fiat’s new 500L: Frontal airbags, steering wheel, inflatable curtains and side airbags.

•	Opel’s new Adam: Driver airbag with steering wheel and safety electronics.

•	Jaguar’s new F-Type: Frontal airbags, steering wheel, side airbags, seatbelts, safety electronics and hood lifters for pedestrian protection.

•	Maserati’s new Quattroporte: Inflatable curtains, seatbelts with pretensioners and cable cutter.

Q1 – Report 2013

Outlook

For the second quarter 2013 Autoliv’s consolidated and organic sales are expected to grow by approximately 3%, and the operating margin is expected to be around 8.5%, excluding costs for capacity alignments and antitrust investigations. The indication for the full year 2013 is now for a consolidated and organic sales growth in the range of 2% to 4%, a slight upward revision of the previous indication of 1% to 3%. The indication for an operating margin of around 9% remains unchanged despite the higher sales expectation due to adverse transaction currency effects.

As in January, we expect the costs for the capacity alignment program to be in the range of $25 to $50 million for 2013, and the effective tax rate to be around 27% (excluding any discrete items), while operations are expected to generate a cash flow in the magnitude of $0.7 billion and capital expenditures to amount to approximately 4.5% of sales.

Other Events

•

This report includes a negative effect in consolidated sales of about $10 million from the divestiture in June 2012 of the non-core business of Autoliv Mekan AB, which had annual sales of approximately $37 million.

•

Autoliv has extended essentially all of its $1.1 billion revolving credit facility (RCF) from April 2017 to April 2018 with unchanged terms and conditions. This was the second and therefore last extension option included in the RCF agreement signed in 2011.

•

On April 17, 2013, a lawsuit was filed against Autoliv, Inc. and two of its officers in a U.S. District Court (SDNY, Civil Action File No. 13-CIV-2546). It is alleged that the defendants misrepresented or failed to disclose material facts that artificially inflated the Company’s stock price; failed to disclose prior to June 6, 2012 that employees had engaged in price fixing; and that the Company’s prior financial results had been inflated as a result. Plaintiff purports to bring this action on behalf of a class of purchasers of common stock of the Company between October 26, 2010 and August 1, 2011, and seeks to recover unspecified damages. The defendants deny any wrongdoing, believe the claims are baseless, and will defend accordingly.

Annual General Meeting of Stockholders

•	As previously announced the Board of Directors set Tuesday May 7, 2013 as the date for the Annual General Meeting of Stockholders to be held in Chicago, IL, USA.

•	Only stockholders of record at the close of business on March 11, 2013 will be entitled to be present and vote at the Meeting.

Dividend

As previously announced, the Company has declared a dividend to shareholders of 50 cents per share for the second quarter 2013.

This dividend will be payable on Friday, June 7, 2013 to Autoliv shareholders of record on the close of business on Wednesday, May 22.

The ex-date when the shares will trade without the right to the dividend will be Monday, May 20.

Next Report

Autoliv intends to publish the quarterly report for the second quarter 2013 on Friday, July 19, 2013.

Definitions and SEC Filings

Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv’s annual report to stockholders, Form 10-K annual report, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives discussed herein and the market reaction thereto; changes in general industry or regional market conditions; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; fluctuation in vehicle production schedules; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers, our ability to be awarded new business; product liability, warranty and recall claims and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; negative impacts of antitrust investigations or other governmental investigations and associated litigation (including securities litigation) relating to the conduct of our business; tax assessments by governmental authorities dependence on key personnel; legislative or regulatory changes limiting our business; political conditions; dependence on customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. The Company undertakes no obligation to update publicly or revise any forward-looking statements in light of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update any such statement.

Report – First quarter 2013

Key Ratios

	Quarter January - March		Latest 12 months	Full year
	2013	2012	April 12 - March 13	2012

Earnings per share, basic	$1.29	$1.12	$5.33	$5.17
Earnings per share, diluted1)	$1.29	$1.07	$5.29	$5.08
Total parent shareholders’ equity per share	$39.79	$38.22	$39.79	$39.36
Cash dividend paid per share	$0.50	$0.45	$1.94	$1.89
Operating working capital, $ in millions2)	633	591	633	579
Capital employed, $ in millions3)	3,450	3,370	3,450	3,415
Net (cash) debt, $ in millions2)	(373)	(67)	(373)	(361)

Gross margin, %4)	19.4	20.2	19.7	19.9
Operating margin, %5)	8.5	7.0	8.9	8.5

Return on total equity, %6)	13.2	12.0	13.9	13.6
Return on capital employed, %7)	21.5	18.8	21.9	21.3

Average no. of shares in millions1)	95.8	93.8	95.6	95.1
No. of shares at period-end in millions8)	95.6	89.5	95.6	95.5
No. of employees at period-end9)	42,847	39,525	42,847	41,747
Headcount at period-end10)	52,060	49,547	52,060	50,962
Days receivables outstanding11)	73	70	75	66
Days inventory outstanding12)	30	29	31	30

1) Assuming dilution and net of treasury shares. 2) Non-GAAP measure; for reconciliation see enclosed tables below. 3) Total equity and net debt. 4) Gross profit relative to sales. 5) Operating income relative to sales. 6) Net income relative to average total equity. 7) Operating income and equity in earnings of affiliates, relative to average capital employed. 8) Excluding dilution and net of treasury shares. 9) Employees with a continuous employment agreement, recalculated to full time equivalent heads. 10) Includes temporary hourly personnel. 11) Outstanding receivables relative to average daily sales. 12) Outstanding inventory relative to average daily sales.

Consolidated Statements of Net Income

(Dollars in millions, except per share data)

	Quarter January - March		Latest 12 months	Full year
	2013	2012	April 12 - March 13	2012
Net sales
Airbag products	$1,383.0	$1,422.1	$5,352.9	$5,392.0
Seatbelt products	688.6	709.2	2,635.9	2,656.5
Active safety products	63.4	47.6	234.0	218.2

Total net sales	2,135.0	2,178.9	8,222.8	8,266.7

Cost of sales	(1,720.7)	(1,737.8)	(6,603.4)	(6,620.5)

Gross profit	414.3	441.1	1,619.4	1,646.2

Selling, general & administrative expenses	(95.9)	(93.6)	(369.0)	(366.7)
Research, development & engineering expenses, net	(129.1)	(126.3)	(458.2)	(455.4)
Amortization of intangibles	(5.2)	(4.6)	(20.8)	(20.2)
Other income (expense), net	(1.7)	(63.3)	(36.9)	(98.5)

Operating income	182.4	153.3	734.5	705.4

Equity in earnings of affiliates, net of tax	1.7	2.1	7.7	8.1
Interest income	0.9	0.8	3.5	3.4
Interest expense	(7.9)	(12.5)	(37.1)	(41.7)
Other financial items, net	(7.0)	(2.6)	(11.0)	(6.6)

Income before income taxes	170.1	141.1	697.6	668.6

Income taxes	(45.0)	(39.7)	(188.3)	(183.0)

Net income	$125.1	$101.4	$509.3	$485.6

Less; Net income attributable to non-controlling interest	1.6	0.9	3.2	2.5

Net income attributable to controlling interest	$123.5	$100.5	$506.1	$483.1

Earnings per share1)	$1.29	$1.07	$5.29	$5.08

1)	Assuming dilution and net of treasury shares.

Report – First quarter 2013

Consolidated Balance Sheets

(Dollars in millions)

	March 31 2013	December 31 2012	September 30 2012	June 30 2012	March 31 2012
Assets
Cash & cash equivalents	$990.5	$977.7	$908.2	$917.3	$732.0
Receivables, net	1,674.5	1,509.3	1,577.4	1,570.0	1,660.8
Inventories, net	613.5	611.0	623.4	595.7	620.8
Other current assets	170.6	191.2	193.3	199.6	182.1

Total current assets	3,449.1	3,289.2	3,302.3	3,282.6	3,195.7

Property, plant & equipment, net	1,230.9	1,232.8	1,194.9	1,133.4	1,156.4
Investments and other non-current assets	337.8	341.3	293.0	281.9	289.4
Goodwill assets	1,604.3	1,610.8	1,610.3	1,604.1	1,611.5
Intangible assets, net	92.2	96.2	101.7	105.2	105.5

Total assets	$6,714.3	$6,570.3	$6,502.2	$6,407.2	$6,358.5

Liabilities and equity
Short-term debt	$72.1	$69.8	$158.1	$171.3	$209.3
Accounts payable	1,076.9	1,055.9	1,055.2	1,074.8	1,092.8
Other current liabilities	795.0	724.1	758.7	787.3	826.3

Total current liabilities	1,944.0	1,849.8	1,972.0	2,033.4	2,128.4

Long-term debt	561.0	562.9	497.4	472.9	468.7
Pension liability	256.9	255.4	199.5	195.7	198.2
Other non-current liabilities	129.4	126.1	131.7	124.3	125.9

Total non-current liabilities	947.3	944.4	828.6	792.9	792.8

Total parent shareholders’ equity	3,803.9	3,758.6	3,685.5	3,565.6	3,420.7
Non-controlling interest	19.1	17.5	16.1	15.3	16.6

Total equity	3,823.0	3,776.1	3,701.6	3,580.9	3,437.3

Total liabilities and equity	$6,714.3	$6,570.3	$6,502.2	$6,407.2	$6,358.5

Consolidated Statements of Cash Flows

(Dollars in millions)

	Quarter January - March		Latest 12 months	Full year
	2013	2012	April 12 - March 13	2012

Net income	$125.1	$101.4	$509.3	$485.6
Depreciation and amortization	69.6	66.7	276.1	273.2
Other, net	13.7	5.6	17.9	9.8
Changes in operating assets and liabilities	(67.6)	(75.7)	(72.0)	(80.1)

Net cash provided by operating activities	140.8	98.0	731.3	688.5

Capital expenditures, net	(86.0)	(78.4)	(368.0)	(360.4)
Acquisitions of businesses and other, net	(0.1)	(0.4)	2.5	2.2

Net cash used in investing activities	(86.1)	(78.8)	(365.5)	(358.2)

Net cash before financing1)	54.7	19.2	365.8	330.3

Net increase (decrease) in short-term debt	2.9	18.9	(135.8)	(119.8)
Issuance of long-term debt	—	—	98.5	98.5
Repayments and other changes in long-term debt	(0.6)	(4.3)	(5.7)	(9.4)
Dividends paid	(47.8)	(40.2)	(185.2)	(177.6)
Common stock options exercised	2.0	5.7	9.2	12.9
Common stock issue, net	—	—	106.3	106.3
Dividend paid to non-controlling interests	—	—	(0.8)	(0.8)
Other, net	0.5	(0.4)	(0.5)	(1.4)
Effect of exchange rate changes on cash	1.1	(6.1)	6.7	(0.5)

Increase (decrease) in cash and cash equivalents	12.8	(7.2)	258.5	238.5

Cash and cash equivalents at period-start	977.7	739.2	732.0	739.2

Cash and cash equivalents at period-end	$990.5	$732.0	$990.5	$977.7

1)	Non-GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Report – First quarter 2013

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions, except per share data)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	March 31 2013	December 31 2012	September 30 2012	June 30 2012	March 31 2012
Total current assets	$3,449.1	$3,289.2	$3,302.3	$3,282.6	$3,195.7
Total current liabilities	(1,944.0)	(1,849.8)	(1,972.0)	(2,033.4)	(2,128.4)

Working capital	1,505.1	1,439.4	1,330.3	1,249.2	1,067.3

Cash and cash equivalents	(990.5)	(977.7)	(908.2)	(917.3)	(732.0)
Short-term debt	72.1	69.8	158.1	171.3	209.3
Derivative asset and liability, current	(1.3)	0.0	4.6	6.0	1.6
Dividends payable	47.8	47.7	47.7	44.8	44.7

Operating working capital	$633.2	$579.2	$632.5	$554.0	$590.9

Net (Cash) Debt

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt. Included in the DRD is also the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total economic liability of net debt is disclosed without grossing it up with currency or interest fair values that are offset by DRD reported in other balance sheet captions.

	March 31 2013	December 31 2012	September 30 2012	June 30 2012	March 31 2012
Short-term debt	$72.1	$69.8	$158.1	$171.3	$209.3
Long-term debt	561.0	562.9	497.4	472.9	468.7

Total debt	633.1	632.7	655.5	644.2	678.0

Cash and cash equivalents	(990.5)	(977.7)	(908.2)	(917.3)	(732.0)
Debt-related derivatives	(15.7)	(15.8)	(12.1)	(10.1)	(12.9)

Net (cash) debt	$(373.1)	$(360.8)	$(264.8)	$(283.2)	$(66.9)

Components in Sales Increase/Decrease

Since the Company generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be very volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in “organic sales growth”. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tabular reconciliation below presents changes in “organic sales growth” as reconciled to the change in the total U.S. GAAP net sales.

Quarter January – March

	Europe		Americas		Japan		China		RoA		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	(8.9)	$(67.1)	3.1	$22.9	(14.6)	$(35.0)	24.4	$59.7	2.0	$4.0	(0.7)	$(15.5)
Currency effects	1.0	7.6	0.0	(0.2)	(14.0)	(33.3)	1.4	3.4	1.8	3.8	(0.9)	(18.7)
Acquisitions/divestitures	(1.3)	(9.7)	—	—	—	—	—	—	—	—	(0.4)	(9.7)

Reported change	(9.2)	$(69.2)	3.1	$22.7	(28.6)	$(68.3)	25.8	$63.1	3.8	$7.8	(2.0)	$(43.9)

Report – First quarter 2013

ITEMS AFFECTING COMPARABILITY

The following items have affected the comparability of reported results from year to year. We believe that, to assist in understanding Autoliv’s operations, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Quarter January - March 2013			Quarter January - March 2012
	Non-U.S. GAAP	Adjustments 1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments 1)	Reported U.S. GAAP
Operating income	$186.9	$(4.5)	$182.4	$217.0	$(63.7)	$153.3
Operating margin, %	8.8	(0.3)	8.5	10.0	(3.0)	7.0
Income before taxes	$174.6	$(4.5)	$170.1	$204.8	$(63.7)	$141.1
Net income	$128.3	$(3.2)	$125.1	$147.3	$(45.9)	$101.4
Capital employed	$3,453	$(3)	$3,450	$3,416	$(46)	$3,370
Return on capital employed, %	22.0	(0.5)	21.5	26.3	(7.5)	18.8
Return on total equity, %	13.5	(0.3)	13.2	17.3	(5.3)	12.0
Earnings per share, diluted 2)	$1.32	$(0.03)	$1.29	$1.56	$(0.49)	$1.07
Total parent shareholders’ equity per share	$39.82	$(0.03)	$39.79	$38.73	$(0.51)	$38.22

1) Capacity alignment and antitrust investigations. 2) Assuming dilution and net of treasury shares.